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April 21, 2008

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644
Attention: Division of Investment Management

Re: Union Security Insurance Company ("Registrant")
    Registration Statement on Form S-1 ("Registration Statement")
    Post-effective Amendment No. 17
    File No. 033-63829

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the Registrant hereby requests that the above referenced Registration Statement electronically filed via Edgar on Form S-1 be accelerated and declared effective on May 1, 2008, or as soon thereafter as is reasonably practicable.

UNION SECURITY INSURANCE COMPANY

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
By:    John S. Roberts*                          *By:   /s/ Sarah M. Patterson
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       John S. Roberts, Interim President and           Sarah M. Patterson
       Chief Executive Officer                          Attorney-in-fact
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WOODBURY FINANCIAL SERVICES, INC.

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
By:    /s/ Walter R. White
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       Walter R. White,
       President and Chief Operating Officer
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